UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

July 22, 2012

Date of Report (Date of earliest event reported)

___________________________________________________________

CADISTA HOLDINGS INC.

(Exact Name of Registrant as Specified in Charter)

___________________________________________________________

State of Delaware	000-54421	31-1259887
(State of Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

207 Kiley Drive

Salisbury, MD 21801

(Address of principal executive offices) (Zip Code)

(410) 912-3700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e- 4(c))

Item 5.02 Departure of Directors or Principal Officers, Election of Directors,

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)(f)

On July 22, 2012, our Board of Directors (i) increased the annual salary of Kamal Mandan, our Chief Financial Officer, to $200,657 retroactive to July 1, 2012 and (ii) increased the annual salary of Ward Barney, our Chief Operating Officer, to $217,739 retroactive to July 1, 2012.

In addition, on July 22, 2012, the Board also awarded $61,667 and $105,084 to Ward Barney, our Chief Operating Officer, and Kamal Mandan, our Chief Financial Officer, respectively, under our Fiscal 2012 Bonus Plan. The Board also awarded Mr. Delaney, our Chief Executive Officer, and Messrs. Barney and Mandan $12,500, $6,274 and $3,682, respectively, in appreciation of our significant revenue and income growth for our 2012 fiscal year compared to our 2011 fiscal year.

Summary Compensation Table

Name and Principal Position	Year Ending March 31,	Base Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	Other ($)(1)	Total ($)
Scott Delaney, CEO	2012	297,293	12,500	217,500	33,255	560,548
	2011	287,538	14,490	147,798	31,683	481,509
Ward Barney, Chief Operating Officer	2012	209,226	6,274	105,084	17,931	338,515
	2011	199,390	25,000	38,881	15,988	279,259
Kamal Mandan, Chief Financial Officer	2012	184,649	3,682	61,667	13,521	263,519
	2011	155,276	-	20,186	6,497	181,959

(1) Includes (i) $13,200, $12,000 and $2,882 in automobile allowance, (ii) $14,000, $0 and $0 in miscellaneous expenses usable for any purpose (personal or otherwise), and (iii) $4,483, $3,988 and $3,615 in 401(k) matching contributions, for Messrs. Delaney, Barney and Mandan, respectively for 2011. Includes (i) $13,200, $11,885 and 8,149 (including carryover of $2,149 from 2011) in automobile allowance, (ii) $14,000, $0 and $0 as a miscellaneous allowance usable for any purpose (personal or otherwise), and (iii) $6,055, $6,046 and $5,372 in 401(k) matching contributions for 2012, for Messrs. Delaney, Barney and Mandan, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CADISTA HOLDINGS INC.

By:	/s/ Kamal Mandan
Kamal Mandan
Chief Financial Officer

Date: July 25, 2012